Exhibit 99(h)(23)

AMENDMENT NO. 3 TO SHAREHOLDERS’ SERVICING AND
TRANSFER AGENT AGREEMENT

This Amendment No. 3 to the Shareholders’ Servicing and Transfer Agent Agreement (the “Amendment”) is hereby made by and between Wanger Advisors Trust (the “Trust”) a Massachusetts business trust and Columbia Management Services, Inc. (“CMSI”) (formerly Liberty Funds Services, Inc.), a Massachusetts corporation.  This Amendment is dated March 6, 2007 and effective as of October 1, 2004.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Shareholders’ Servicing and Transfer Agent Agreement dated as of September 29, 2000 (the “Agreement”).

WHEREAS, under the Agreement the Trust has appointed CMSI as Transfer Agent, Registrar and Dividend Disbursing Agent for each series of the Trust listed in Schedule A attached thereto (each a “Fund”), each a registered investment company;

WHEREAS, under the Agreement the Trust will pay CMSI for the services provided thereunder in accordance with and in the manner set forth in Schedule B attached thereto; and

WHEREAS, the parties to the Agreement desire to amend Schedule B attached thereto to reflect a revised fee schedule for each Fund of the Trust.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.             Schedule B.  Pursuant to Section 28 of the Agreement, the parties hereto mutually agree that Schedule B attached to the Agreement be deleted and replaced in its entirety by the Schedule B attached to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and sealed as of the date first above written.

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer
	Name:	Bruce H. Lauer
	Title:	Vice President, Secretary
and Treasurer

COLUMBIA MANAGEMENT SERVICES,
INC.

By:	/s/ Stephen T. Welsh
	Name:	Stephen T. Welsh
	Title:	President

SCHEDULE B

Terms used in the Schedule and not defined herein shall have the meaning specified in the SHAREHOLDERS’ SERVICING AND TRANSFER AGENT AGREEMENT, as amended from time to time (the “Agreement”).  Payments under the Agreement to CMSI shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.  This Schedule B shall be effective as of the date of the Amendment.

Each Fund that is a series of the Trust shall pay CMSI for the services to be provided by CMSI under the Agreement an amount equal to the sum of the following:

1.                                       An account fee for Open Accounts of $21.00 per annum.

2.                                       In addition, CMSI shall be entitled to retain as additional compensation for its services all CMSI revenues for Distributor Fees, fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due CMSI from shareholders of any Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.  CMSI is not entitled to collect any account fees with respect to any Closed Account.

OUT-OF-POCKET EXPENSES.  Each Fund shall reimburse CMSI for any and all appropriate out-of-pocket expenses and charges in performing services under this Agreement (other than charges for normal data processing services and related software, equipment and facilities) including, but not limited to, mailing service, postage, printing of shareholder statements, the cost of any and all forms of the Funds and other materials used by CMSI in communicating with shareholders of the Funds, the cost of any equipment or service used for communicating with the Funds’ custodian bank or other agent of the Funds, and all costs of telephone communication with or on behalf of shareholders allocated in a manner mutually acceptable to the Funds and CMSI.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Definitions

“Closed Account” is any account on the books of CMSI representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance of zero and does not meet account purge criteria.

“Distributor Fees” means the amount due CMSI pursuant to any agreement with the Funds’ principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Fund.

“Fund” means each of the open-end investment companies advised or administered by Columbia Wanger Asset Management, L.P. (formerly Liberty WAM) that are series of the Trusts which are parties to the Agreement.

“Open Account” is any account on the books of CMSI representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance greater than zero.  The Open Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum change.

Agreed:

THE TRUST ON BEHALF OF EACH FUND DESIGNATED
IN SCHEDULE A FROM TIME TO TIME

By:	/s/ Bruce H. Lauer
Bruce H. Lauer, Vice President, Secretary and Treasurer

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
Stephen T. Welsh, President